Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA CARBON SOLUTIONS’ SUBSIDIARY, RED RIVER ENVIRONMENTAL

PRODUCTS, RECEIVES DOE LOAN GUARANTEE

$245 Million in Debt Financing to be Used for Activated Carbon Production

Facility in Louisiana

Littleton, CO – December 9, 2009 – ADA Carbon Solutions, LLC (“ACS”), the joint venture owned by ADA-ES, Inc.
(NASDAQ: ADES) and Energy Capital Partners (“ECP”), today announced that the U.S. Department of Energy (“DOE”) has offered a loan guarantee to ACS’s wholly-owned subsidiary, Red River Environmental Products (“RREP”), under Title XVII of the Energy Policy Act of 2005. Proceeds from the $245 million loan will be used to finance the construction of RREP’s Activated Carbon (“AC”) production facility in Coushatta, LA. The RREP facility, which is expected to be the largest and most efficient AC plant in the United States, will sell AC to electricity producers seeking to significantly reduce their mercury emissions from coal-fired power plants.

Michael Durham, President and CEO of ADA-ES, stated, “We are pleased that the Department of Energy, under the leadership of Energy Secretary Stephen Chu, recognizes the value of the Red River project in meeting President Obama’s and Congress’ goals of energy independence, job creation and a cleaner environment. This important step in the financing of our AC plant will enable the U.S. to utilize its abundant coal resources in a much cleaner way by reducing the emissions of mercury. It will also provide much needed jobs to this region of the country.”

RREP will help meet the rapidly growing demand for AC from power plants in 19 states and 4 Canadian provinces which must satisfy existing mercury mitigation regulations by 2010 and thereafter. The plant will have an annual capacity of 150 million pounds of AC, sufficient to capture mercury from up to 40,000 megawatts of coal-fired power generation. The plant will also use advanced pollution control equipment and the conversion of waste heat into electricity to minimize emissions, making it one of the cleanest AC facilities in the world.

It is estimated that the project will:

•	Employ over 400 construction workers

•	Employ approximately 70 full time employees

•	Create additional employment opportunities in the local community in mining, transportation and logistics

The loan guarantee is being offered based on a conditional commitment approved by the DOE’s Credit Review Board. DOE provides loans through the Federal Financing Bank (“FFB”), which makes funds available to guaranteed borrowers at a rate lower than what the borrower would receive in private credit markets. The final loan guarantee will be subject to the completion of due diligence and the satisfaction of other customary closing conditions. For more information on these loans, please refer to DOE and FFB websites.

Marilyn Treacy, Vice President of Sales and Marketing at ACS, stated, “This loan guarantee by the DOE brings the production of AC, a critical environmental product, into the 21st century. As the EPA develops a Federal mercury rule, the RREP plant, with its state-of-the-art equipment and environmentally-friendly design, will set a new standard for the industry. The investment made by ADA-ES and ECP in this new project, symbolizes our commitment to the power industry by providing a reliable domestic source of AC.”

ACS currently supplies AC to some of the largest U.S. power companies from its own recently constructed 60 million pound per year processing facility located in Natchitoches, Louisiana. Credit Suisse acted as financial advisor to ACS. For additional information please contact www.ada-cs.com.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, a joint venture of the Company, ACS, is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

About Energy Capital Partners

ECP is a private equity firm focused on investing in the power generation, midstream gas, renewable and electric transmission sectors of North America’s energy infrastructure. ECP’s management has substantial experience leading successful energy companies and energy infrastructure investments. ECP has offices in Short Hills, N.J., and San Diego, CA. For more information, visit www.ecpartners.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding the loan guarantee and expected size, capacity, efficiency, timing and effect on job creation of the AC Facility. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to termination of DOE’s conditional commitment, changes in the costs and timing of construction; impact of litigation and competition; changes in laws and regulations, prices, economic conditions and market demand; operational difficulties; availability of raw materials and equipment; and availability of skilled personnel. You are cautioned not to place undue reliance on our forward-looking statements. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., CEO & President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836 9613
www.adaes.com		MDixon@equityny.com
Linda Latman, (212) 836-9609
LLatman@equityny.com
ADA Carbon Solutions, LLC
Marilyn C. Treacy, VP, Sales & Marketing
(303) 339-8854 marilynt@adaes.com